Exhibit 10.25

GRANITE CONSTRUCTION INCORPORATED

LONG TERM INCENTIVE PLAN
(As Adopted by the Board of Directors Effective January 1, 2010)

Amendment No. 2

Section 14 of the Granite Construction Incorporated Long Term Incentive Plan, effective January 1, 2010 (the “Plan”) authorizes amendments to the Plan by action of the Compensation Committee of the Company's Board of Directors. Accordingly, the Plan is hereby amended, effective January 1, 2012, as follows:

1.    Section 2.1(o) is amended in its entirety to read as follows:

“(o) “Retirement” means termination of employment after attaining the age of 55 and after at least ten (10) years of service with the Company or after attaining the age of 65 and after at least five (5) years of service with the Company. Effective for awards earned on or after January 1, 2012, Retirement means termination of employment after attaining the age of 62 and after at least ten (10) years of service with the Company or after attaining the age of 65 and after at least five (5) years of service with the Company.”

2.    Section 10.2 is amended by inserting the following sentence at the end of             the section:

“Effective for awards earned on or after January 1, 2012, the award shall be prorated on the basis of the ratio of the number of years of the Participant's service during the Performance Period to the total number of years in the Performance Period.”

Except as amended hereby, the terms of the Plan remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is executed this 10th day of November, 2011.

GRANITE CONSTRUCTION INCORPORATED

\S\ James H. Roberts
James H. Roberts
President and Chief Executive Officer

\S\ Terry K. Eller
Terry K. Eller
Secretary